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                                                                    Exhibit 12



            American General Finance Corporation and Subsidiaries

              Computation of Ratio of Earnings to Fixed Charges



                                          Years Ended December 31,
                                1995      1994      1993      1992      1991
                                           (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes        $125,640  $388,926  $327,103  $259,363  $218,295
  Interest expense             506,618   411,875   368,986   378,679   375,349
  Implicit interest in rents    14,732    11,975    10,887     8,643     7,371

Total earnings                $646,990  $812,776  $706,976  $646,685  $601,015


Fixed Charges:
  Interest expense            $506,618  $411,875  $368,986  $378,679  $375,349
  Implicit interest in rents    14,732    11,975    10,887     8,643     7,371

Total fixed charges           $521,350  $423,850  $379,873  $387,322  $382,720


Ratio of earnings to
  fixed charges                   1.24      1.92      1.86      1.67      1.57
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